Exhibit 99(a)

FOR IMMEDIATE RELEASE

REGENERON REPORTS SECOND QUARTER FINANCIAL AND OPERATING RESULTS

Tarrytown, New York (July 26, 2004) — Regeneron Pharmaceuticals, Inc. (Nasdaq: REGN) today announced financial and operating results for the second quarter ended June 30, 2004.

Regeneron reported a net loss of $14.5 million, or $0.26 per share (basic and diluted) for the second quarter of 2004 compared with a net loss of $30.4 million, or $0.61 per share (basic and diluted), for the second quarter of 2003. The Company reported net income of $50.0 million, or $0.90 per basic share and $0.88 per diluted share, for the six months ended June 30, 2004 compared with a net loss of $60.7 million, or $1.29 per share (basic and diluted), for the same period in 2003. The increase in net income for the first half of 2004 was due in part to contract research and development revenue related to the Company’s collaboration with Aventis Pharmaceuticals Inc. for the joint development and commercialization of the VEGF Trap. In addition, Regeneron recognized non-recurring income in the first quarter of 2004 related to the Company’s collaboration with Novartis Pharma AG following Novartis’ decision to forgo its rights to jointly develop the Interleuken-1 (IL-1) Trap.

At June 30, 2004, cash, marketable securities, and restricted marketable securities totaled $367.7 million compared with $366.6 million at December 31, 2003. The Company expects to end the year with a cash balance of $300 to $325 million. The Company’s $200.0 million of convertible notes, which bear interest at 5.5% per annum, mature in 2008.

Regeneron’s total revenue increased to $28.4 million in the second quarter of 2004 from $8.9 million in the same period of 2003. The Company’s total revenue for the first six months of 2004 increased to $90.4 million from $18.8 million for the same period of 2003. Contract research and development revenue increased to $27.2 million in the second quarter of 2004 from $8.2 million in the comparable quarter of 2003, and to $68.8 million for the first six months of 2004 from $17.4 million for the same period of 2003, due principally to revenues earned from Aventis and Novartis.

Regeneron recognized contract research and development revenue of $23.4 million in the second quarter of 2004 and $39.8 million for the first six months of 2004 related to the Company’s collaboration with Aventis. The Aventis revenue for the first half of 2004 consisted of $34.3 million for reimbursement of VEGF Trap development expenses and $5.5 million related to a September 2003 up-front, non-refundable payment. The Company recognizes revenue in connection with collaborations in accordance with Staff Accounting Bulletin No. 104, Revenue Recognition. As a result, $70.9 million of the Aventis up-front payment has been deferred as of June 30, 2004 and will be recognized as revenue in future periods.

Contract research and development revenue related to the Novartis collaboration was $22.1 million for the first six months of 2004, which represented the remaining amount of a March 2003 up-front, non-refundable payment from Novartis under the collaboration that had previously been deferred. This compares to $11.9 million of contract research and development revenue under the Novartis collaboration for the same period in 2003. Regeneron does not expect to recognize any future contract research and development revenue from Novartis. Novartis also forgave all of its outstanding loans to Regeneron in the first quarter of 2004, totaling $17.8 million, based on Regeneron’s achieving a pre-defined development milestone, which was recognized as a research progress payment.

Contract manufacturing revenue relates to Regeneron’s long-term manufacturing agreement with Merck & Co., Inc. Contract manufacturing revenue increased to $1.3 million in the second quarter of 2004 from $0.8 million in the comparable quarter of 2003, and to $3.9 million for the first six months of 2004 from $1.5 million for the same period of 2003. The increase in manufacturing revenue principally resulted from an increase in product shipments to Merck in 2004 compared to the same periods in 2003. The Company recognizes revenue and the related manufacturing expense as product is shipped to Merck.

Total operating expenses for the second quarter of 2004 were $41.1 million, 10% higher than the comparable quarter in 2003, and $79.3 million for the first six months of 2004, 4% higher than the same period in 2003. Research and development (R&D) expenses increased 8% to $36.3 million in the second quarter of 2004; and increased 1% to $68.5 million in the first half of 2004 compared with the same periods in 2003. In 2004, the Company has incurred higher VEGF Trap development expenses, which are being fully funded by Aventis, offset primarily by a decline in expenses for the Company’s AXOKINE® and IL-1 Trap clinical development programs.

Contract manufacturing expense, which relates to the Merck agreement, increased to $0.5 million in the second quarter of 2004 from $0.3 million in the comparable quarter of 2003, and to $2.8 million for the first six months of 2004 from $0.9 million for the same period of 2003, because more product was shipped to Merck. General and administrative expenses increased 21% to $4.2 million in the second quarter of 2004 and increased 16% to $8.0 million for the first six months of 2004 versus the comparable periods in the prior year due primarily to increases in professional fees and patent-related expenses.

In the first quarter of 2004, Novartis agreed to pay Regeneron $42.75 million to satisfy certain funding obligations under the collaboration, which was recognized as other contract income. Investment income remained relatively unchanged in the second quarter and for the first six months of 2004 and 2003. Interest expense increased 4% in the second quarter of 2004 and increased 5% for the first six months of 2004 compared with the same periods in 2003. Interest expense is attributable primarily to the Company’s convertible notes.

Per share amounts are based on the weighted average number of shares of the Company’s Common Stock and Class A Stock outstanding. For the six months ended June 30, 2004, the weighted average number of shares outstanding (basic) increased to 55.3 million shares compared with 46.9 million shares in the same period last year, due primarily to the sale of 7.5 million and 2.8 million shares of the Company’s Common Stock to Novartis and Aventis, respectively, in 2003.

Current Business Highlights

Regeneron has a diversified pipeline of clinical development programs. These programs are in oncology, eye diseases, rheumatoid arthritis, asthma, and obesity. Regeneron’s lead product candidate, the VEGF Trap, is partnered with Aventis and is being tested in settings of oncology and selected eye diseases.

During the last quarter, Regeneron and Aventis expanded the VEGF Trap oncology program by initiating a phase 1 trial, which is designed to test the safety and tolerability of intravenous delivery of the VEGF Trap in advanced cancer patients. This trial is designed to evaluate higher doses of the VEGF Trap than were administered with subcutaneous injections in the initial phase 1 trial.

The companies reported preliminary results from the initial phase 1 trial of the subcutaneous VEGF Trap in a presentation at the annual meeting of the American Society of Clinical Oncology (ASCO) in June 2004. The preliminary results of the trial indicated that the VEGF Trap was generally well-tolerated as the majority of adverse events encountered were mild to moderate in severity, and a maximum tolerated dose was not reached. Circulating plasma levels of the VEGF Trap at the highest dose tested (1.6 milligrams per kilogram per week) were consistent with those observed to be effective at blocking tumor growth in preclinical models.

In the first quarter of 2004, Aventis and Regeneron expanded the VEGF Trap clinical development program to include eye diseases by initiating a phase 1 clinical trial of the VEGF Trap in patients with the neovascular or “wet” form of age-related macular degeneration (wet AMD), a major cause of severe vision impairment and blindness in adults over 55 years old. This study of intravenous VEGF Trap in wet AMD patients is continuing as planned. The VEGF Trap ocular program is expected to expand over time to include additional ocular indications, where the excess growth of blood vessels can cause blindness.

At the Company’s annual meeting, a majority of shareholder votes were cast in favor of the three items that were presented for approval. In the first item, shareholders re-elected three members to the Board of Directors: Leonard S. Schleifer, M.D., Ph.D., Regeneron’s President and Chief Executive Officer; Eric M. Shooter, Ph.D., Professor at the Stanford University School of Medicine and a co-founder of Regeneron; and George D. Yancopoulos, M.D., Ph.D., Regeneron’s Executive Vice President and Chief Scientific Officer. Shareholders also approved an amendment to the 2000 Long-Term Incentive Plan to increase the number of shares of common stock reserved for issuance under that plan by 7,500,000 shares. The appointment of PricewaterhouseCoopers LLP as independent auditors for the Company for 2004 was also ratified at the meeting.

About Regeneron

Regeneron is a biopharmaceutical company that discovers, develops, and intends to commercialize therapeutic medicines for the treatment of serious medical conditions. Regeneron has therapeutic candidates in clinical trials for the potential treatment of cancer, eye diseases, rheumatoid arthritis, asthma, and obesity and has preclinical programs in other diseases and disorders.

This news release discusses historical information and includes forward-looking statements about Regeneron and its products, programs, finances, and business, all of which involve a number of risks and uncertainties, such as risks associated with preclinical and clinical development of drugs and biologics, determinations by regulatory and administrative governmental authorities, competitive factors, technological developments, the availability and cost of capital, the costs of developing, producing, and selling products, the potential for any collaboration agreement to be canceled or to terminate without any product success, and other material risks. A more complete description of these risks can be found in Regeneron’s filings with the United States Securities and Exchange Commission, including its Form 10-K/A for the year ended December 31, 2003 and its Form 10-Q for the quarter ended March 31, 2004. Regeneron does not undertake any obligation to update publicly any forward-looking statement, whether as a result of new information, future events, or otherwise unless required by law.

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Contacts:
Investors Charles Poole VP, Investor Relations 914.345.7641 charles.poole@regeneron.com	Media: Lauren Tortorete Biosecto2 212.845.5609 ltortorete@biosector2.com

REGENERON PHARMACEUTICALS, INC.
CONDENSED BALANCE SHEETS (Unaudited)
(In thousands)

	June 30,	December 31,
	2004	2003
ASSETS
Cash, marketable securities, and restricted marketable securities	$367,673	$366,566
Receivables	25,397	15,529
Inventory	10,850	9,006
Property, plant, and equipment, net	75,986	80,723
Other assets	8,268	7,731

Total assets	$488,174	$479,555

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$15,743	$18,933
Deferred revenue	82,227	109,003
Notes payable	200,000	200,000
Other liabilities	74	13,976
Stockholders’ equity	190,130	137,643

Total liabilities and stockholders’ equity	$488,174	$479,555

REGENERON PHARMACEUTICALS, INC.
CONDENSED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except per share data)

	For the three months		For the six months
	ended June 30,		ended June 30,
	2004	2003	2004	2003
Revenues
Contract research and development	$27,146	$8,150	$68,756	$17,363
Research progress payment			17,770
Contract manufacturing	1,272	758	3,882	1,470

	28,418	8,908	90,408	18,833

Expenses
Research and development	36,297	33,717	68,478	68,107
Contract manufacturing	529	259	2,754	925
General and administrative	4,235	3,488	8,025	6,947

	41,061	37,464	79,257	75,979

Income (loss) from operations	(12,643)	(28,556)	11,151	(57,146)

Other income (expense)
Other contract income			42,750
Investment income	1,105	1,101	2,229	2,309
Interest expense	(3,011)	(2,905)	(6,147)	(5,844)

	(1,906)	(1,804)	38,832	(3,535)

Net income (loss)	($14,549)	($30,360)	$49,983	($60,681)

Net income (loss) per share:
Basic	($0.26)	($0.61)	$0.90	($1.29)
Diluted	($0.26)	($0.61)	$0.88	($1.29)
Weighted average shares outstanding:
Basic	55,383	49,566	55,333	46,937
Diluted	55,383	49,566	63,208	46,937